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                                                                    EXHIBIT 2.02




                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT") is made as of September 30, 1999 (the "EFFECTIVE DATE"), by and between Talarian Corporation, a California corporation ("PURCHASER") and GlobalCast Communications, Inc., a California corporation (the "COMPANY").

                                    RECITALS

         A. Company has engaged in the business of developing multicast networking software and is now winding down its business.

         B. The parties hereto desire that Company sell to Purchaser and Purchaser purchase from Company substantially all of the remaining assets of Company pursuant to the terms of this Agreement.

                                    AGREEMENT

       NOW, THEREFORE, in consideration of the above recitals and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.     PURCHASE AND SALE OF ASSETS.

       1.1 DEFINITION. For purposes of this Agreement, "PURCHASED ASSETS" means, collectively, all of the assets, documents, rights and properties of Company (except for excess cash as set forth in Section 1.1(c) below), free and clear of any liens or encumbrances, which assets include, but are not limited to, the following:

                  (a) All of the software products of Company, including without limitation, the software listed on SCHEDULE 1.1(A), including any and all source and object codes, binaries, supplements, modifications, updates, corrections and enhancements to past and current versions of such products, shipping versions of such products and versions of such products currently under development, and any and all English and foreign language versions and back-up and archival tapes from Company's storage facilities of past and current versions of such products; in each case for all markets (collectively, the "SOFTWARE").

                  (b) Documentation. Copies of all design and use documentation for the Software.

                  (c) Lucent License. All right, title and interest in and to the License Agreement between Lucent Technologies, Inc. ("LUCENT") and Company dated July 25, 1997, as amended on April 7, 1998 (the "LUCENT LICENSE").

                  (d) Other Licenses. All right, title and interest in and to the licenses from West Virginia University, University of Illinois, Yongiing Wu, Sudhir Koka, Jeffrey Lee
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Morrison, Ken Hu, John Raymond Callahan, Brian Whetten and Todd L. Montgomery
listed under "Distribution Agreements - Licenses being assigned to Talarian" on
Schedule 3.6. The license from Old Dominion University is not being assigned to Talarian, nor is Talarian being assigned any of the licenses listed under "Distribution Agreements - Licenses not being assigned to Talarian" on Schedule 3.6, and Talarian is not responsible for any obligations thereunder.

                  (e) Rights to Intellectual Property. All right, title and interest in and to all intellectual property owned by Company, including without limitation (i) those patents and patent applications, and registered copyrights and applications therefor, listed in SCHEDULE 1.1(B) hereto, and (ii) those trademarks, trade names and service marks listed on SCHEDULE 1.1(C) hereto (and any registrations and applications for such marks), together with the goodwill of the business connected with the use of and symbolized by said marks and (iii) all of the know-how and trade secrets relating to the Purchased Assets (collectively, "COMPANY INTELLECTUAL PROPERTY").

                  (f) Cash. Cash and cash equivalents of the Company in an amount equal to $400,000. Any amounts in excess of $400,000 will be retained by the Company.

                  (g) Cancellation of Indebtedness. Cancellation of licensing fees in the amount of $155,000 owed by Purchaser to Company pursuant to a license agreement entered into between Purchaser and Company as of May 18, 1998.

         1.2 AGREEMENT TO SELL AND PURCHASE THE PURCHASED ASSETS. Company hereby agrees to sell, assign, transfer and convey to Purchaser at the Closing (as defined in Section 2.3 hereof), and Purchaser agrees to purchase and acquire from Company at the Closing, all right, title and interest in and to all of the Purchased Assets, subject to Company's retained rights set forth in Section 5.6.

         1.3 TRANSFER OF PURCHASED ASSETS; PASSAGE OF TITLE; DELIVERY.

                  (a) TITLE PASSAGE. Except as otherwise provided in this
Section 1.3, upon the Closing, title to all of the Purchased Assets will pass to Purchaser; Company will deliver to Purchaser possession of all of the Purchased Assets as provided in Section 1.3(b) hereof; and Company will further execute and/or deliver to Purchaser (i) the Assignment, Bill of Sale and Assumption Agreement attached as EXHIBIT A hereto, (ii) the consents and assignments of contracts and Company Intellectual Property as set forth on SCHEDULE 1.3(A) attached hereto, and (iii) such other instruments of conveyance as Purchaser may reasonably request (both at and after the Closing) to effect or evidence the transfers contemplated hereby.

                  (b) DELIVERY OF PURCHASED ASSETS FREE AND CLEAR OF RESTRICTIONS. Company hereby represents to Purchaser that it owns, and will convey to Purchaser at the Closing, the Purchased Assets free and clear of any and all Liens (as defined in Section 3.4). To the extent practicable, Company shall deliver the Software included in the Purchased Assets electronically. Purchaser hereby acknowledges that, to the best of its knowledge, it has received from Company all Purchased Assets.


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         1.4 BULK SALES. Purchaser hereby waives any requirement for compliance with the provisions of Article 6 of the Uniform Commercial Code concerning bulk sales or any similar law. Company agrees to indemnify Purchaser and hold Purchaser harmless from any claim, loss, liability, expense or obligation (including without limitation attorneys' fees and costs) arising out of or relating to any non-compliance (or alleged non-compliance) with such laws, and shall, without limitation, reimburse Purchaser for all costs (including without limitation attorneys' fees and costs), as the same are incurred, of investigation, prosecution, defense or settlement of any claim or action arising out of relating to any of the foregoing.

         1.5 NON ASSUMPTION OF LIABILITIES; EXCLUDED ASSETS. Except for liabilities and obligations under the Lucent License and those licenses being assigned to Talarian pursuant to Section 1.1(d) arising after the date hereof, the Purchased Assets shall not include, Purchaser is not assuming and shall not be liable for, and Company shall retain and, as between Purchaser and Company, remain solely liable for and be obligated to discharge, all of the debts, contracts, agreements, commitments, obligations and other liabilities of any nature of Company, whether known or unknown, accrued or not accrued, fixed or contingent, due or to become due, and arising out of or resulting from the operations of Company at any time before or after the date hereof, including, without limitation, any liabilities resulting from the sale of the Purchased Assets constituting a "bulk sale" under any state commercial code, any obligation to Lifecycle Systems or any liabilities under Company's warrant issued to Silicon Valley Bank. In addition, Purchased Assets shall not include Company's minute books and stock records.

2.       PURCHASE PRICE.

         2.1 PURCHASE PRICE. Purchaser and Company hereby agree that the full purchase price (the "PURCHASE PRICE") to be paid by Purchaser to Company for the sale, transfer, conveyance and assignment of all the Purchased Assets to Purchaser shall consist of 552,600 shares of Purchaser's Common Stock (collectively, the "SHARES") issued to Company in the form of a stock certificate issued at the Closing in the name of GlobalCast Communications, Inc.

         2.2 TAX-FREE TRANSACTION. The parties intend to treat this transaction as a tax-free plan of reorganization and to consummate the acquisition in accordance with the provisions of Section 368(a)(1)(C) of the Code. The parties believe that the value of the Shares to be received in this transaction is equal, to the value of the Purchased Assets to be surrendered in exchange therefor. The Shares issued in this transaction will be issued solely in exchange for the Purchased Shares, and no other transaction other than this transaction represents, provides for or is intended to be an adjustment to, the consideration paid for the Purchased Assets. No consideration that could constitute "other property" within the meaning of Section 356 of the Code is being paid by Purchaser for the Purchased Assets in this transaction. The parties shall not take a position on any tax returns inconsistent with this
Section 2.2. In addition, Purchaser represents now, and as of the Closing, that it presently intends to continue Company's historic business or use a significant portion of Company's business assets in a business.

         2.3 CLOSING. The consummation of the transaction contemplated hereby will take place at a closing to be held at the offices of Fenwick & West, located at Two Palo Alto Square,

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Palo Alto, California (the "CLOSING") on September __, 1999, or at such other time or date, and at such place, or by such other means of exchanging documents, as may be agreed to by the parties hereto. The date on which the Closing actually occurs will be referred to as the "CLOSING DATE".

3.       REPRESENTATIONS AND WARRANTIES OF COMPANY.

         Company represents and warrants to Purchaser that, except as set forth in SCHEDULE 3 attached hereto (the "SCHEDULE OF EXCEPTIONS"), each of the following statements is true, accurate and correct as of the Closing:

         3.1 DUE ORGANIZATION AND CORPORATE POWERS. Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has full corporate power and authority and the legal right to own and use the Purchased Assets. Company has full corporate power and authority to enter into this Agreement and to enter into all assignments or other documents that Company is required to execute and deliver hereunder (the "COMPANY ANCILLARY DOCUMENTS") and to consummate the transactions contemplated hereby and thereby. Company holds all permits, licenses, orders and approvals of all federal, state and local governmental or regulatory bodies necessary and required therefor.

         3.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. The execution, delivery and performance by Company of this Agreement and the Company Ancillary Documents, and the consummation of all the transactions contemplated hereby and thereby, will have been duly and validly authorized by all necessary corporate action, including actions by the Company's Board of Directors and shareholders. This Agreement, when executed and delivered by Company, and the Company Ancillary Documents, when executed and delivered by Company, will be duly and validly executed and delivered and will be the respective valid and binding obligations of Company, enforceable against Company in accordance with their respective terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         3.3 NO VIOLATION. Neither the execution and delivery of this Agreement by Company, nor the execution and delivery by Company of the Company Ancillary Documents, nor the performance by Company of its respective obligations under this Agreement or the Company Ancillary Documents will (i) conflict with, violate or result in any breach of the terms, conditions or provisions of the articles, bylaws or other organizational documents or agreements of Company;
(ii) result in a material violation or breach of, or permit any third party to rescind any term or provision of, or constitute a default under, any loan, notice, note, indenture, mortgage, deed of trust, security agreement, lease or material contract, contract, license, lease or other agreement or obligation to which Company is a party or by which Company or any of the Purchased Assets is bound or (iii) violate in any material respect any law, statute, rule or regulation or order, writ, judgment, injunction or decree of any Governmental Entity (as defined in Section 3.5).

         3.4 TITLE. Company has good and marketable title to or, in the case of the Lucent License, valid rights thereunder, all of the Purchased Assets, free and clear of all mortgages,

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pledges, liens, licenses, rights of possession, security interests, restrictions, encumbrances, charges, title retention, conditional sale or other security arrangements and all claims or agreements of any nature whatsoever, other than statutory liens in favor of federal, state and local taxing authorities arising in the ordinary course of business securing the payment of taxes that are not yet due and payable (collectively, "LIENS"). Company has the complete and unrestricted power and the unqualified right to sell, assign and deliver the Purchased Assets to Purchaser without obtaining the consent or approval of any person or party. Upon consummation of the transactions contemplated by this Agreement, Purchaser will acquire valid title to or, in the case of the Lucent License, valid rights thereunder, the Purchased Assets free and clear of any Liens. No person other than Company has any right or interest in the Purchased Assets, including the right to grant interests in the Purchased Assets to third parties.

         3.5 CONSENTS AND APPROVALS OF GOVERNMENTAL ENTITIES. There is no requirement applicable to Company to make any filing, declaration or registration with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity as a condition to the lawful consummation by Company of the transactions contemplated by this Agreement and the Company Ancillary Documents. "GOVERNMENTAL ENTITY" shall mean any court, or any Federal, state municipal or other governmental authority, department, commission, board, agency or other instrumentality (domestic or foreign).

         3.6 DISTRIBUTION AGREEMENTS, ETC. All distribution agreements, license agreements, sales representative agreements, or other agreements or understandings relating to the Purchased Assets, either in the United States or outside of the United States, are specifically identified in SCHEDULE 3.6. Except as separately set forth in Schedule 3.6, the transactions contemplated by this Agreement do not require the consent of any third party to such other agreement or understanding. Except as set forth in Schedule 3.6, all such agreements or understandings are terminable by Purchaser, without payment or penalty and upon no more than sixty (60) days prior notice. Purchaser is not undertaking any obligation or liability under such agreements except under the Lucent License as set forth in Section 1.5 herein.

         3.7 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in this Agreement or the Schedules hereto, there are no other debts, liabilities or obligations of any nature (whether absolute, contingent, accrued, known, unknown, due or to become due) of the Company.

         3.8 LITIGATION. There is no claim, action, suit, inquiry, proceeding or investigations relating to Company or the Purchased Assets which are currently pending or, to the best of Company's knowledge, threatened against Company at law, in equity, by way of arbitration or before or by any Governmental Entity. There are no judgments, decrees, injunctions or orders of any Governmental Entity against Company affecting the Purchased Assets. There are no claims relating to any of the Purchased Assets containing allegations that the Purchased Assets are defective or in breach of any warranty, or were improperly designed or manufactured or improperly labeled, except for such claims which could not have a material adverse effect on the Purchased Assets.

         3.9 INTELLECTUAL PROPERTY.


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                  (a) Ownership; No Notice of Infringement. Company owns all
Company Intellectual Property, including, without limitation, the Software free and clear of any Liens, subject to the Lucent License. To the Company's knowledge, the Purchased Assets and their expected use do not infringe or violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets, proprietary rights or other intellectual property of any other person or entity. Company has taken reasonable measures to protect all Company Intellectual Property and Company is not aware of any infringement of any Company Intellectual Property by any third party. Company has not received any written or oral claim or notice of infringement or potential infringement of the intellectual property of any other person or entity. In addition, there is no pending or threatened claim by Company against any person or entity for infringement, misuse or misappropriation of any Purchased Assets nor is Company aware of any such infringement, misuse or misappropriation.

                  (b) No Warranties for Software. Except as otherwise set forth in this Section 3.9, the Software is being sold to Purchaser "as-is" and without any implied warranties of merchantability or fitness for a particular purpose.

                  (c) Rights Assignment and Nondisclosure Agreements. A copy of Company's standard form of nondisclosure or confidentiality agreement utilized to protect the Company Intellectual Property has been provided to Purchaser. All employees and any other third parties who have been involved in development of the Purchased Assets for Company have executed confidentiality and invention assignment agreements, wherein they have assigned all of their rights in any Company Intellectual Property developed, created, invented or reduced to practice by them to Company. All employees who have or have had access to confidential or trade secret information concerning technology or products related to the Purchased Assets have executed nondisclosure agreements in favor of Company requiring such employees to maintain the confidentiality of such information.

                  (d) Lucent License. Company holds the Lucent License free and clear of any Liens. The Lucent License is currently in full force and effect and the consummation of the transactions contemplated by this Agreement will not violate or otherwise breach the Lucent License.

         3.10 COMPLIANCE WITH LAWS. Company has, to the best knowledge of Company, duly complied with all applicable laws, rules, regulations and orders of all Governmental Entities (including but not limited to all export control laws and regulations of the United States of America or any governmental authority or agency of the United States government), except where the failure to comply would not have a material adverse effect on the Purchased Assets, and Company is not in default with respect to any order, judgment, writ, injunction, decree, award, rule or regulation of any court, or any Governmental Entity that affect any of the Purchased Assets.

         3.11 TAXES. All sales and use taxes, real and personal property taxes, gross receipts taxes, documentary transfer taxes, withholding taxes, unemployment insurance contributions and other taxes or governmental charges of any kind, however denominated, including any interest,

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penalties and additions to tax in respect thereto, for which Purchaser could become liable as a result of acquiring the Purchased Assets or which could result in a Lien on or charge against the Purchased Assets (collectively, "TAXES") have been or will be paid for all periods (or portions thereof) prior to the due dates thereof. Company and any other person required to file returns or reports of Taxes have been duly and timely filed (or will file prior to the Closing Date) all returns and reports of Taxes required to be filed prior to such date, and all such returns and reports are true, correct and complete. There are no Liens for Taxes on any of the Purchased Assets. There are no pending or, to the best knowledge of Company, threatened proceedings with respect to Taxes, and there are no outstanding waivers or extensions of statutes of limitations with respect to assessments of Taxes. Company is not a "foreign person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended.

         3.12 FAIR CONSIDERATION; NO FRAUDULENT CONVEYANCE. The sale of the Purchased Assets pursuant to this Agreement is made in exchange for fair and equivalent consideration, and Company is not now insolvent and will not be rendered insolvent by the sale, transfer and assignment of the Purchased Assets pursuant to the terms of this Agreement. Company is not entering into this Agreement and the Company Ancillary Documents with the intent to defraud, delay or hinder its creditors and the consummation of the transactions contemplated by this Agreement and the Company Ancillary Documents referenced in this Agreement will not have any such effect. The transactions contemplated in this Agreement or any Company Ancillary Document will not constitute a fraudulent conveyance, or otherwise give rise to any right of any creditor of Company whatsoever to any of the Purchased Assets in the hands of Purchaser after the Closing.

         3.13 CREDITORS. Attached hereto as SCHEDULE 3.13 is a complete and accurate list of all existing creditors and persons holding claims to payment by Company, including all amounts payable by Company to each such persons.

         3.14 FULL DISCLOSURE. No representation or warranty by Company in this Agreement, the Company Ancillary Documents, or in any document, statement, certificate or schedule furnished or to be furnished to Purchaser by (or on behalf of) Company pursuant thereto, contains, or will when furnished contain, any untrue statement of a material fact, or omits, or will then omit to state, a material fact necessary to make any statement of facts contained herein or therein not materially misleading. There have been no events or transactions, or information which has come to the attention of Company which, as related directly to Company or the Purchased Assets, would have a material adverse effect on the Purchased Assets.

         3.15 INVESTOR REPRESENTATIONS. Company understands, acknowledges and agrees to the following:

                  (a) Purchase for Own Account. The Shares to be received by Company hereunder will be acquired for investment for Company's own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act of 1933, as amended, (the "1933 ACT"), and Company has no present intention of selling, granting any participation in, or otherwise distributing the same, except for the


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distribution of the Shares to no more than 46 current shareholders each of whom is an "accredited investor" as defined in Rule 501(a) under Regulation D of the 1933 Act, each of whom will have executed an Investor Representation Letter substantially in the form of EXHIBIT B hereto prior to any such distribution. Company also represents that it has not been formed for the specific purpose of acquiring the Shares.

                  (b) Disclosure of Information. Company has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Shares to be received under this Agreement. Company further has had an opportunity to ask questions and receive answers from Purchaser regarding Purchaser's business and to obtain additional information (to the extent Purchaser possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Company or to which Company had access. The foregoing, however, does not in any way limit or modify the representations and warranties made by Purchaser in Section 4.

                  (c) Investment Experience. Company understands that the receipt of the Shares involves substantial risk. Company: (i) has experience as an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of this investment in the Shares and protecting its own interests in connection with this investment and/or (ii) has a preexisting personal or business relationship with Purchaser and certain of its officers, directors or controlling persons of a nature and duration that enables Company to be aware of the character, business acumen and financial circumstances of such persons.

                  (d) Restricted Securities. Company understands that the Shares are characterized as "restricted securities" under the 1933 Act inasmuch as they are being acquired from Purchaser in a transaction not involving a public offering and that under the 1933 Act and applicable regulations thereunder such securities may be resold without registration under the 1933 Act only in certain limited circumstances. In this connection, Company represents that it is familiar with Rule 144 of the U.S. Securities and Exchange Commission (the "SEC"), as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act. Company understands that Purchaser is under no obligation to register any of the securities sold hereunder. Company understands that no public market now exists for any of the Shares and that it is uncertain whether a public market will ever exist for the Shares.

                  (e) Further Limitations on Disposition. Without in any way limiting the representations set forth above, Company further agrees not to make any disposition of all or any portion of the Shares unless and until:

                           (i) there is then in effect a registration statement under the 1933 Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or


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                           (ii) Company shall have notified Purchaser of the
         proposed disposition and shall have furnished Purchaser with a statement of the circumstances surrounding the proposed disposition, and, at the expense of Company or its transferee, with an opinion of counsel, reasonably satisfactory to Purchaser, that such disposition will not require registration of such securities under the 1933 Act.

Notwithstanding the provisions of paragraphs (i) and (ii) above, no such registration statement or opinion of counsel shall be required: (I) for any transfer of any Shares in compliance with SEC Rule 144 or Rule 144A, or (II) for any transfer of Shares by (A) Company to not more than 40 shareholders, all of whom are "accredited investors" or (B) the estate of any such shareholder; provided that in each of the foregoing cases the transferee agrees in writing to be subject to the terms of this Section 3.15 to the same extent as if the transferee were an original investor hereunder.

         3.16 LEGENDS. It is understood that the certificates evidencing the Shares will bear the legends set forth below:

                  (a) THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTOR SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS. THE ISSUER OF THESE SECURITIES WILL NOT REQUIRE AN OPINION OF COUNSEL (I) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 OR RULE 144A UNDER THE ACT, (II) IN ANY TRANSFER OF THESE SECURITIES BY THE INVESTOR TO NOT MORE THAN 40 SHAREHOLDERS OF THE INVESTOR EACH OF WHOM IS AN "ACCREDITED INVESTOR,"
         (III) IN ANY TRANSFER OF THESE SECURITIES BY THE ESTATE OF ANY SUCH SHAREHOLDER OF THE INVESTOR, AND IN EACH OF CASES (I) THROUGH (III) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES, AND THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THESE SECURITIES OF THE RESALE RESTRICTIONS REFERRED TO ABOVE.

The legend set forth above shall be removed by Purchaser from any certificate evidencing Shares upon delivery to Purchaser of an opinion by counsel, reasonably satisfactory to Purchaser, that a registration statement under the 1933 Act is at that time in effect with respect to the legended security or that such security can be freely transferred in a public sale without such a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which Purchaser issued the Shares.

         3.17 SECURITIES REPRESENTATIONS. Company further represents and warrants to Purchaser that the following are true and correct as of the Closing:


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                  (a) At least seventy-five percent (75%) of the outstanding shares of Company's capital stock, on an as-converted basis, entitled to vote on this Agreement and the transactions contemplated hereby voted in favor of the Agreement and such transactions;

                  (b) Not more than ten percent (10%) of the outstanding shares of Company's capital stock, on an as-converted basis, entitled to vote on this Agreement and the transactions contemplated hereby voted against the Agreement and such transactions; and

                  (c) All holders of outstanding shares of Company's capital stock entitled to vote on this Agreement and the transactions contemplated hereby have, and have been properly informed of, their dissenters' rights under Chapter 13 of the California General Corporation Law or any other applicable federal or state law ("DISSENTERS' RIGHTS").

4.       REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to Company as follows:

         4.1 DUE ORGANIZATION. Purchaser (i) is duly organized, validly existing and in good standing under the laws of the State of California and (ii) has the corporate power and authority and the legal right to own and operate its property, to lease the property it operates as lessee and to conduct its business as now being conducted and as proposed to be conducted, except to the extent the failure to have such power, authority or legal right would not, in the aggregate with all such other failures, have a material adverse effect on Purchaser.

         4.2 CORPORATE POWER. Purchaser has all requisite corporate power and authority to enter into and deliver this Agreement and each related agreement and to perform its obligations hereunder and thereunder. Purchaser is not in default in the performance, observance or fulfillment of any provision of its charter documents.

         4.3 AUTHORIZATION AND VALIDITY OF AGREEMENT. The execution, delivery and performance by Purchaser of this Agreement and each related agreement and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action. Except as otherwise contemplated by this Agreement, no other corporate action on the part of Purchaser is necessary for the execution, delivery and performance by Purchaser, as applicable, of this Agreement and each related agreement and the consummation by Purchaser, as applicable, of the transactions contemplated hereby and thereby. This Agreement and each related agreement has been duly executed and delivered by Purchaser, and this Agreement and the related agreements constitute the legally valid and binding obligations of Purchaser, enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         4.4 CAPITALIZATION. As of the Closing Date, the authorized capital stock of Purchaser consists of (i) 15,000,000 shares of Common Stock of which 3,204,305 shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable, and
(ii) 8,449,915 shares of preferred stock, of which 2,152,692 shares are designated Series A Preferred Stock, of which 2,017,552 shares are issued and outstanding; 1,422,223 shares are designated Series B Preferred Stock, of which 1,388,889 shares are issued and outstanding and are convertible into 1,447,278 shares of Common Stock; and 4,875,000 shares are designated Series C Preferred Stock, of which 3,775,000 shares are issued and outstanding. As of the Closing, there are outstanding warrants to purchase 128,140 shares of Series A Preferred Stock, and outstanding warrants to purchase 33,334 shares of Series B Preferred Stock, which are convertible into 34,734 shares of Common Stock. As of the Closing, options to purchase 749,000 shares of Common Stock are issued and outstanding pursuant to Purchaser's 1991 Stock Option Plan, as amended, and options to purchase 1,015,187 shares of Common Stock are issued and outstanding pursuant to Purchaser's 1998 Stock Option Plan, as amended. All of the issued and outstanding shares of Common Stock are, and all shares reserved for issuance will be upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable (including pursuant to this Agreement), duly authorized, validly issued, fully paid and nonassessable.

         4.5      NO CONFLICT, REQUIRED FILINGS AND CONSENTS.

                  (a) The execution, delivery and performance of this Agreement by Purchaser do not and will not (i) conflict with or violate Purchaser's Articles of Incorporation or By-Laws, (ii) materially conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Purchaser, or
(iii) result in any material breach of or constitute a material default under, or impair Purchaser's rights, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Purchaser pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

                  (b) The execution, delivery and performance of this Agreement by Purchaser does not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for applicable requirements, if any, of the 1933 Act, and any applicable state blue sky laws which shall be completed either before or promptly after the Closing.

         4.6 LEGAL PROCEEDINGS. There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its assets and properties before any Governmental Entity.

         4.7 FINANCIAL STATEMENTS. Purchaser has delivered to the Company an unaudited balance sheet as of September 30, 1998 and an unaudited balance sheet for the ten months ended July 31, 1999, and the related audited statement of income for the year ended September 30, 1998 and the related unaudited statement of income for the eleven months ended July 31, 1999, respectively (such balance sheets and statements of income are collectively referred to as the "FINANCIAL STATEMENTS"). The Financial Statements, together with the notes thereto, are complete and correct in all material respects, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except as disclosed therein, and present fairly the financial condition and position of the Purchaser as of September 30, 1998 and July 31, 1999; provided, however, that the unaudited financial statements are subject to normal recurring year-end audit adjustments (which are not expected to be material), and do not contain all footnotes required under generally accepted accounting principles. Except as set forth in the Financial Statements, the Company has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to July 31, 1999, and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of Purchaser.

         4.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Financial Statements, Purchaser has conducted its business only in the ordinary course consistent with past practice, and there has not been (i) any material adverse change in Purchaser, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Purchaser's capital stock or (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock.

5.       COVENANTS.

         Company and Purchaser covenant and agree as follows:

         5.1 COMPANY LICENSE. Purchaser's license from Company dated as of May 18, 1998 for the RMP and RMTP-II protocols (the "COMPANY LICENSE") is fully paid up, as set forth in Section 1.1(f) herein, and shall remain in full force and effect and will survive the assignment of the Lucent License and any other licenses to Purchaser and any future dissolution of Company. Upon the Closing, Purchaser shall have no further obligations to make any payments under the Company License, and Company shall have no further obligations to Purchaser to provide Purchaser with support, maintenance or engineering under the Company License. In addition, upon the Closing, the Company shall have no further delivery obligations to Purchaser under the Company License. Nothing in this
Section 5.1 shall prohibit Company from dissolving.

         5.2 DISTRIBUTION OF SHARES. Company agrees not to distribute the Shares prior to the later of: (i) expiration of the Indemnity Period (as defined in Section 7.1 herein) and (ii) the resolution of all Claims (as defined in Section 7.4(a)); and it is understood that the certificates evidencing the Shares will bear the legends set forth below:

         THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN INDEMNITY PROVISIONS AS SET FORTH IN A CERTAIN AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. AS A RESULT OF SUCH AGREEMENT, THESE SHARES REMAIN SUBJECT TO THE INDEMNITY PROVISIONS AND SUCH RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SHARES.

         Company agrees to distribute the Shares only to "accredited investors" as defined in Rule 501(a) under Regulation D of the 1933 Act, and only in accordance with Section 3.15 herein. Company agrees that prior to effecting any such transfer, each transferee will execute and deliver to Purchaser an Investment Representation Letter, substantially in the form of EXHIBIT B hereto.

         Notwithstanding the foregoing, it is agreed that Company may distribute the Shares to an escrow account or liquidating trust established pursuant to the liquidation of Company, provided that the liquidation trust or escrow account shall only distribute the Shares in compliance with Company's obligations under this Agreement, and shall be responsible for all representations, warranties and obligations of Company under this Agreement.

         5.3 POWER OF ATTORNEY. Company hereby grants a Power of Attorney to Purchaser for the purpose of taking appropriate action needed to effect the intent of the transactions contemplated hereby and to give Purchaser its intended benefit. Without limiting the foregoing, Company hereby assigns its right to enforce Company Intellectual Property and other rights in the Purchased Assets to Purchaser, and Purchaser shall hereafter be entitled to enforce such rights directly or in Company's name.

         5.4 COMPLIANCE WITH DISSENTERS' RIGHTS. Company agrees to take the following actions:

                  (a) Company shall promptly notify Purchaser in the event any shareholder exercises his, her or its Dissenters' Rights.

                  (b) Company shall not distribute any Shares until the earlier of: (i) the date on which all Dissenters' Rights have expired and no shareholder has exercised such Dissenters' Rights; and (ii) in the event any shareholders have exercised their Dissenters' Rights, the date on which Company has properly satisfied such Dissenters' Rights according to applicable statutes.

         5.5 COMPLIANCE WITH STATE BLUE SKY LAWS. Company agrees to promptly comply with all applicable state blue sky laws.

         5.6 COMPANY'S RETENTION OF RIGHTS. To the extent that Company owes any of its existing licensees any support, maintenance or engineering obligations which were incurred prior to the Effective Date, Company retains a non-exclusive right to use and copy the Software and the Company Intellectual Property to create derivative works based on the Software, and to distribute such derivative works to such licensees, solely for the purpose of fulfilling such support and maintenance obligations. Company's rights in the Software will be limited to those expressly set forth in this Section 5.6. Notwithstanding the foregoing, Purchaser may, in its sole discretion and at any time, terminate all rights of Company set forth in this Section 5.6; provided, however that Purchaser must agree to assume all such support and maintenance obligations from Company. Purchaser, however, has no obligation to make such assumption.

         5.7 COMPANY'S ASSIGNMENT OF LICENSES. Company shall take all necessary actions to effect the assignment of all purchased assets set forth in Section 1.1, including but not limited to obtaining all required consents and notifying all such licensors of such assignments.

         6.       CONDITIONS TO CLOSING.

                  6.1 CONDITIONS TO PURCHASER'S OBLIGATIONS. The obligations of Purchaser hereunder will be subject to the satisfaction and fulfillment of each of the following conditions, except as Purchaser may expressly waive the same in writing:

                           (a) Compliance. The representations and warranties of
Company set forth in this Agreement will be true and accurate in all material respects on the date of this Agreement and on and as of the Closing Date, with the same force and effect as if they had been made at the Closing, and Company shall have complied in all material respects with all covenants required to be performed or observed by it before the Closing. Purchaser will have received a certificate to such effect executed by Company's Chief Financial Officer.

                           (b) Delivery of Purchased Assets. Company will have
delivered and Purchaser will have received the Purchased Assets.

                           (c) Delivery of Closing Documents. Company will have
delivered, and Purchaser will have received, such other documents relating hereto as Purchaser may reasonably request, including the fully executed Agreement and related agreements and copies of consents of the Board of Directors and shareholders approving this Agreement and the transactions contemplated hereby.

                           (d) Third Party Consents Obtained. All executed
copies by Company of the consents and assignments required to be obtained or executed by Company as set forth in Schedule 1.3(A), if any, necessary to assign or transfer all of the Purchased Assets (including, but not limited to, Company Intellectual Property) to Purchaser, free and clear of all Liens, will have been delivered.

                           (e) Assignment. Company will have executed and
delivered the Assignment, Bill of Sale and Assumption Agreement to the effect and in the form of EXHIBIT A hereto with respect to the Purchased Assets.

                           (f) Assignment of Lucent License. Company will have
delivered and Purchaser will have received an executed copy of a letter, substantially in the form of EXHIBIT C hereto, from Lucent regarding the Lucent License and consenting to Company's assignment of the Lucent License to Purchaser.

                           (g) Requisite Approval. This Agreement and the
transactions contemplated hereby will have been approved by (i) the Board of Directors of Company and (ii) the holders of at least seventy-five percent (75%) of the outstanding shares of Company's capital stock, on an as-converted basis, voting together as a single class. This Agreement and the transactions contemplated hereby will not have been voted against by more than ten percent (10%) of the outstanding shares of Company's capital stock, on an as-converted basis, voting together as a single class. Company will have duly and properly informed all holders of outstanding shares of Company's capital stock of their Dissenters' Rights. In addition, Company will have obtained any other required corporate approvals.

         6.2 CONDITIONS TO COMPANY'S OBLIGATIONS. The obligations of Company hereunder will be subject to the satisfaction and fulfillment of each of the following conditions, except as Company may expressly waive the same in writing:

                  (a) Assignment. Purchaser will have executed and delivered the Assignment, Bill of Sale and Assumption Agreement to the effect and in the form of EXHIBIT A hereto.

                  (b) Compliance. The representations and warranties of Purchaser set forth in this Agreement will be true and accurate in all material respects on the date of this Agreement and on and as of the Closing Date, with the same force and effect as if they had been made at the Closing. Company will have received a certificate to such effect executed by Purchaser's Chief Executive Officer.

                  (c) Payment. Purchaser will have delivered the Shares described in Section 2.1.

                  (d) Delivery of Closing Documents. Purchaser will have delivered, and Company will have received, such other documents relating hereto as Company may reasonably request.

                  (e) Board of Directors. Company will have the right to have a person selected by Company elected to Purchaser's Board of Directors, with such person subject to Purchaser's approval, which will not be unreasonably withheld, and Purchaser will maintain him or her in such position for at least one year from the Closing.

7.       SURVIVAL OF WARRANTIES AND INDEMNIFICATION.

         7.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Company and Purchaser herein will survive the Closing for a period of fifteen (15) months (the "INDEMNITY PERIOD"); provided, however, that the Indemnity Period will be reduced to an aggregate period of twelve (12) months upon the closing of an initial public offering of Purchaser's common stock in a firmly underwritten registered offering under the Securities Act of 1933, as amended, or the sale of the Company by merger, reorganization, sale of all or substantially all of the Company's assets or otherwise, in which the shareholders of the Company immediately prior to such transaction hold immediately following such transaction less than a majority in interest of the capital stock of the Company or its successor.

         7.2 INDEMNIFIED LOSSES. For the purpose of this Section 7, "LOSS" will mean and include any and all liability, loss, damage, claim, expense, cost, fine, fee, penalty, obligation or injury including, without limitation, those resulting from any and all actions, suits, proceedings, demands, assessments, judgments, awards or arbitrations, together with costs and expenses including the fees of attorneys and other legal costs and expenses relating thereto, (including without limitation costs of investigation, negotiation, prosecution, defense or settlement).

         7.3 INDEMNIFICATION BY COMPANY. Company will defend, indemnify and hold harmless Purchaser, any parent, subsidiary or affiliate of Purchaser and any director, officer, manager, employee, shareholder, member, interest holder, partner, agent or attorney of Purchaser or of any parent, subsidiary or affiliate of Purchaser from and against and in respect of any Loss which arises out of or results from the following:

                  (a) the failure of Company to satisfy any liability or perform any obligation or covenant required to be performed by it hereunder; or

                  (b) any breach by Company of any of its representations and warranties in this Agreement.

         7.4 PROCEDURE/ARBITRATION. In seeking indemnification for Losses pursuant to this Section 7, Purchaser shall exercise its remedies with respect to the Shares in the following manner:

                  (a) Purchaser shall notify Company in writing of a claim for indemnification for any Loss (each a "CLAIM"). Company then has thirty (30) days following the receipt of such notice to notify Purchaser in writing if it desires to dispute such Claim. In the event Company fails to notify Purchaser in writing within such thirty (30) day period of its desire to dispute the Claim or notifies Purchaser of its consent to the Claim, Purchaser shall collect the entire Claim from the Shares. The Company shall only have liability hereunder for Claims made by Purchaser during the Indemnity Period. Purchaser may make a Claim during the Indemnity Period even if the exact amount of the Claim or Purchaser's liability for the Claim has not yet been resolved. In the event Company notifies Purchaser that it desires to dispute the Claim, the Claim shall be settled by mandatory and binding arbitration pursuant to the arbitration provisions set forth below:

                           (i) Any dispute between the parties related to this
Section 7 shall be settled by arbitration in Santa Clara County, California and, except as herein specifically stated, in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA RULES") then in effect. However, in all events, the provisions of this Agreement shall govern over any conflicting rules which may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a dispute between the parties.

                           (ii) The parties to the dispute will each pay fifty
percent (50%) of the initial compensation to be paid to the arbitrator in any such arbitration and fifty percent (50%) of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; provided, however, that the prevailing party in any arbitration will be entitled to an award of attorneys' fees and costs, and all costs of arbitration, including those provided for above, will be paid by the losing party, and the arbitrator will be authorized to make such determinations.

                           (iii) Upon the conclusion of any arbitration
proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to the parties to the dispute, along with a signed copy of the award. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of the arbitration provisions set forth herein or any other provision of this Agreement or any Company Ancillary Document. Except as specifically otherwise provided in this Agreement, arbitration will be the sole and exclusive remedy of the parties for any dispute concerning indemnification. The final decision of the arbitrator will be furnished to the parties in writing and will constitute a conclusive determination of the issue in question, binding upon such parties.

                           (iv) If arbitration is brought, the prevailing party
will be entitled to recover reasonable fees and costs of attorneys, including without limitation costs, expenses and fees on any appeal, to be fixed in amount by the court or the arbitrator(s).


                  (b) The valuation of Shares that will be used to satisfy the Claim shall be determined based on the fair market value of the common stock of Purchaser on either (i) the date Company's thirty (30) day period to dispute such Claim expires, if such Claim is not disputed; or (ii) the date such Claim is settled by arbitration (in accordance with the procedures set forth in Section 7.4(a) above), if the matter goes to arbitration. If the parties can not agree on the fair market value, then the fair market value of the common stock of Purchaser will be determined by an arbitrator in accordance with Section 7.4(a) above as follows: the arbitrator will make an independent valuation of both the common stock and the preferred stock of Purchaser and the valuation of the common stock will be used to satisfy the Claim; provided, however, that for purposes of this Section 7.4 only, the valuation assigned to the common stock will be no less than eighty percent (80%) of the valuation assigned to the preferred stock.

                  (c) Except for intentional fraud or willful misconduct under the Agreement, the indemnification provided for in this Section 7.4 shall be limited to the lesser of (i) all Shares and (ii) $1,000,000; provided, however, that such $1,000,000 limit shall not apply to liabilities known to Company prior to the Effective Date and not set forth herein or in the Schedule of Exceptions attached hereto.

                  (d) The indemnification provided for in this Section 7.4 shall not apply unless the aggregate Claim for which Purchaser seeks indemnification exceeds $75,000, in which event indemnification shall apply to the entire Claim.

                  (e) The indemnification provided for in this Section 7.4 shall be limited to actual out-of-pocket losses incurred by Purchaser including, but not limited to, salaries and overhead expenses (but only actual direct and variable overhead expenses) for employees assigned to develop a remedy to a Claim.

                  (g) If a Claim by a third party is made against Purchaser and if Purchaser intends to seek indemnification with respect thereto, Company may participate, at its own cost and expense, in the settlement or defense of any Claim for which indemnification is sought; provided, however, that such settlement or defense shall be controlled by Purchaser; provided, however, that Purchaser will not settle any dispute in excess of $250,000 without the approval of Company, such approval not to be unreasonably withheld.

8.       MISCELLANEOUS.

         8.1 EXPENSES. Each of the parties hereto will bear its own costs and expenses (including without limitation attorneys' fees) in connection with the negotiation and consummation of this Agreement, the Company Ancillary Documents, and all transactions contemplated hereby and thereby.

         8.2 NOTICES. Any notice required or permitted to be given under this Agreement will be in writing and will be effective upon: (i) receipt if hand delivered; (ii) the next business day after dispatch by fax transmission or nationally recognized overnight express courier and addressed as set forth herein; or (iii) three days after dispatch by certified or registered United States mail, postage prepaid, addressed as set forth herein.

                  (a)      If to Company:

                           GlobalCast Communications, Inc.
                           830 Hillview Court #225
                           Milpitas, CA 95035
                           Attn:    Stephen J. Gross, Chief Financial Officer
                           Fax No.: (408) 957-0487

                           With a copy to:

                           Wilson Sonsini Goodrich & Rosati
                           650 Page Mill Road
                           Palo Alto, CA  94304-1058
                           Attn: Issac J. Vaughn, Esq.
                           Fax No.:  (415) 493-6811

                  (b)      If to Purchaser:

                           Talarian Corporation
                           333 Distel Circle
                           Los Altos, CA  94022
                           Attn:  Paul A. Larson, President
                           Fax No.:  (650) 965-9077

                           With a copy to:

                           Fenwick & West, LLP
                           Two Palo Alto Square
                           Palo Alto, CA  94306
                           Attn:  Barry Kramer, Esq.
                           Fax No.:  (415) 494-1417

         8.3 ENTIRE AGREEMENT; CAPTIONS. This Agreement, the Schedules and Exhibits hereto (which are incorporated herein by reference) and the Company Ancillary Documents together constitute the entire agreement and understanding between the parties and there are no other agreements or commitments with respect to the transactions contemplated herein or therein. This Agreement and the Company Ancillary Documents supersede any prior offer, agreement or understanding between the parties with respect to the transactions contemplated hereby and thereby. The captions in this Agreement are for convenience only and will not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

         8.4 AMENDMENT; WAIVER. Any term or provision of this Agreement may be amended only by a writing signed by Company and Purchaser. The observance of any term or provision of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound by such waiver. No waiver by a party of any breach of this Agreement will be deemed to constitute a waiver of any other breach or any succeeding breach.

         8.5 NO THIRD PARTY BENEFICIARIES. Nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or to give any person, firm or corporation, other than the parties hereto, any rights or remedies under or by reason of this Agreement.

         8.6 EXECUTION IN COUNTERPARTS. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

         8.7 ASSIGNMENT. Notwithstanding any other term or provision of this Agreement to the contrary, this Agreement may not be assigned by any party hereto without the prior written consent of the other party, except that any party may assign this Agreement (and the Company Ancillary Documents) by operation of law or in connection with any merger, consolidation or sale of all or substantially all of its assets or in connection with any similar transaction without such consent.

         8.8 BENEFIT AND BURDEN. This Agreement will be binding upon, will inure to the benefit of, and be enforceable by and against, the parties hereto and their respective successors and permitted assigns.

         8.9 GOVERNING LAW; CONSENT TO JURISDICTION. This Agreement will be governed by and construed in accordance with the internal laws of the State of California (excluding application of any conflict of law doctrines that would make applicable the law of any other state or jurisdiction) and, where appropriate, applicable federal law. The parties hereto submit to the exclusive jurisdiction and venue of any state or federal court located in Santa Clara County, California, for purposes of any action arising out of or relating to this Agreement and agree that service of process in any such action may be made in the manner provided herein for delivery of notices.

         8.10 SEVERABILITY. If any provision of this Agreement is for any reason and to any extent deemed to be invalid or unenforceable, then such provision will not be voided but rather will be enforced to the maximum extent then permissible under then applicable law and so as to reasonably effect the intent of the parties hereto, and the remainder of this Agreement will remain in full force and effect.

         8.11 POST-CLOSING COOPERATION. Company agrees that, if requested by Purchaser, it will cooperate with Purchaser in enforcing the terms of any agreements between Company and any third party involving the Purchased Assets, including, without limitation, the Lucent License and any terms relating to confidentiality and the protection of intellectual property rights.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Asset Purchase Agreement by their duly authorized representatives as of the Effective Date.


"PURCHASER"                             "COMPANY"

TALARIAN CORPORATION                    GLOBALCAST COMMUNICATIONS, INC.



By:  _____________________________      By:  ___________________________________
      Paul A. Larson, President and           Stephen J. Gross, Chief Financial
      Chief Executive Officer                 Officer